Exhibit 99.1

Advanced Biomed Inc. Announces Pricing of Initial Public Offering

Tainan, Taiwan, March 6, 2025 — Advanced Biomed Inc. (the “Company” or “Advanced Biomed”), a biotechnology company focused on early screening and detection, diagnosis and staging, and treatment of cancer, today announced the pricing of its initial public offering (the “Offering”) of 1,640,000 shares of common stock (“Common Stock”) at a public offering price of $4.00 per share. The shares of Common Stock have been approved for listing on the Nasdaq Capital Market and are expected to commence trading on March 6, 2025 under the ticker symbol “ADVB.”

The Company expects to receive aggregate gross proceeds of US$6.56 million from the Offering, before deducting underwriting discounts and other related expenses. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 246,000 shares of Common Stock, less underwriting discounts. The Offering is expected to close on or about March 7, 2025, subject to the satisfaction of customary closing conditions.

Proceeds from the Offering will be used for: (i) invitro diagnostics (IVD) clinical research, chip design and development, upgrade facilitates, and expansion to other markets; (ii) marketing and sales, and (iii) general working capital.

The Offering is being conducted on a firm commitment basis. Craft Capital Management LLC is acting as the underwriter for the Offering (the “Underwriter”). VCL Law LLP is acting as U.S. counsel to the Company, and Ortoli Rosenstadt LLP is acting as U.S. counsel to the Underwriter in connection with the Offering.

A registration statement on Form S-1 relating to the Offering was filed with the U.S. Securities and Exchange Commission (the “SEC”) (File Number: 333-272110), as amended, and was declared effective by the SEC on February 11, 2025. The Offering is being made only by means of a prospectus, forming a part of the registration statement. Copies of the final prospectus relating to the Offering, when available, may be obtained from Craft Capital Management LLC by email at info@craftcm.com, by standard mail to 377 Oak St, Lower Concourse, Garden City, NY 11530, or by telephone at +1 (800) 550-8411. In addition, copies of the final prospectus relating to the Offering, when available, may be obtained via the SEC's website at www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Advanced Biomed Inc.

Since 2014, Advanced Biomed Inc. has been focusing on the integration of multiple interdisciplinary technologies and established its own microfluidic technology platform. The Company aims to provide rapid and affordable assay products and services to cancer patients. The Company has a range of innovative devices, including A+Pre, AC-1000, A+CellScan, and A+SCDrop, along with three corresponding biochips: A+Pre Chip, AC-1000 CTC Enrichment Chip, and A+CellScan Chip. The Company’s technologies and products can be used for early screening and detection, diagnosis and staging, and treatment of cancer through the detection of circulating tumor cells and related tumor markers in blood samples, capture of single circulating tumor cells, and single-cell sorting and determination. Additionally, the Company has completed the research and development stage for four matching immunostaining kits, A+CTCE, A+CTCM, A+EMT, and A+CM, utilizing multiplexed staining with fluorescent-labeled antibodies to identify tumor cell types. The Company has also introduced A+LCGuard, a product designed for early screening of lung cancer to assist in the determination of benign and malignant pulmonary nodules. With the Company's primary operations, design, and development based in Taiwan, Advanced Biomed is expanding in China while preparing for the establishment of operation centers in North America and Europe. For more information, please visit the Company’s website: http://ir.advanbiomed.com/.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements, including, but not limited to, the Company's proposed Offering. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs, including the expectation that the Offering will be successfully completed. Investors can find many (but not all) of these statements by the use of words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” or other similar expressions in this prospectus. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC.

For more information, please contact:

Advanced Biomed Inc.
Investor Relations Department
Email: ir@advanbiomed.com

Ascent Investor Relations LLC
Tina Xiao
Phone: +1-646-932-7242
Email: investors@ascent-ir.com